EXHIBIT 99.1

INCENTRA SOLUTIONS, INC.
THIRD QUARTER 2005 & NINE-MONTH RESULTS
CONFERENCE CALL
NOVEMBER 15, 2005


OPERATOR:           Good morning ladies and gentlemen. My name is Stacy and I
will be your conference facilitator today. At this time, I would like to welcome everyone to the Incentra Solutions Incorporated Third Quarter 2005 and Nine-Months Results conference call. All lines have been placed on mute to prevent any background noise. After the speakers remarks there will be a question and answer period. If you would like to ask a question during this time, please press star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key.

                    Thank you. It is now my pleasure to turn the floor over to your host Mr. Rene Caron; sir, you may begin your conference.

RENE CARON:         Thank you, Stacy. Good morning and I too would like to thank you for joining us for Incentra Solutions conference call to discuss the company's results for its third quarter and nine-months ended September 30th, 2005.

                    Before we start today's call there are a few items that I would like to cover with you. First, in addition to disseminating through PR Newswire this morning today's news release announcing the company's results, an e-mail copy of the release was also sent to a large number of conference call participants. If any of you did not receive a copy of the news release please call our California office at 949-474-4300 after the call and we'd be happy to e-mail you a copy of the release.

                    The conference call is also being broadcast live over the Internet and can be accessed via a link on the Investor Section of Incentra Solutions website at WWW.INCENTRASOLUTIONS.COM. Additionally, a replay of the conference call will be available on the Internet via the same link as mentioned above shortly after the conclusion of this morning's conference call. Finally, I've also been asked to make the following statements.

                    Certain information discussed on this conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal Securities Laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved. Listeners are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties such as the company's inability to accurately forecast its operating


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results, the company's potential inability to achieve profitability or generate positive cash flow, the availability of financing and other risks associated with the company's business.

                    For further information on these factors which could impact the company and the statements contained herein, reference should be made to the company's filings with the Securities and Exchange Commission including its Annual Reports on Form 10-KSB, quarterly reports on 10-QSB and current reports on Forms 8-K. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

                    On the call today from Incentra Solutions, we have Tom Sweeney, Chairman and CEO; Paul McKnight, Chief Financial Officer and Mike Knaisch, President of the company's Front Porch Digital Broadcast and Media Services division. During the call, management will provide a review of the results and the company's strategy for growth going forward after which there will be a question and answer period. For those of you who are participating on the call via the webcast over the Internet and who wish to submit a question to be considered for the question and answer period, you can do so by clicking on the "ask a question" button provided on the left side of your screen. Please submit your questions as early as possible; questions from the Internet will be taken as time permits.

                    I would now like to turn the call over to Tom. Good morning, Tom.

TOM SWEENEY:        Good morning Rene, thank you very much. Welcome and thank
you all for joining us.

                    Well, we've had a slower than expected third quarter with revenues below our guidance and cash flow from operations also below our guidance. We'll discuss in detail what caused the lower results for the third quarter but it does demonstrate why we are so focused on building our recurring revenues and creating long term contracts for services with our customers. At the end of the second quarter call, I mentioned that the company's near term priorities were to begin to realize the synergies from its acquisitions, continue to drive higher volumes of complete solutions, and to continue to drive volumes higher in the broadcast segment.

                    On the synergies front from the acquisitions, the introduction of First Call and Enhanced First Call took place late in the third quarter but we are extremely happy with the response from our customers and partners with more than a million dollars of contracts signed to date, however this did negatively impact recorded revenues during the quarter.

                    SG&A costs continue to decrease as we eliminate duplicate costs and completed our integration efforts and we increased our gross margins through higher discounts from our suppliers. We hired additional sales engineers during the quarter to meet the increasing demand from our customer base for professional services and most importantly, we signed multiple, new multi-year contracts with both enterprise and managed service provider


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clients for complete storage solutions. We also saw the renewal of two large enterprise customer contracts extending our services into 2006 and beyond.

                    The broadcast segment performed below our expectations missing its expected software installations number by almost a million dollars which was the largest contributor to our lower third quarter revenues and cash flow. Mike Knaisch will cover this in detail and provide some insight into the comings quarters expectations for that segment as well.

                    Now I'd like to turn the call over to Paul McKnight to review the financial performance of the company. Paul?

PAUL MCKNIGHT:      Thank you, Tom.

                    Good morning. I would like to walk through the company's financial performance for the third quarter and nine-months ended September 30th, 2005. I will do this on a pro forma basis only. The pro forma numbers include all of the results of the acquired companies as if they were acquired at the beginning of the period being presented. Now, let's first walk through the three-month quarter performance.

                    Our pro forma revenues for Q3 were 12.4 million, this was down from 13.3 million the previous year; a 7% decrease. Now this is due to a downturn experience on broadcast software delivers and the loss of a professional service contract in the quarter.

                    Our gross margin; the gross margin dollars were 3.4 million, down from 5.1 million the previous year. The gross margin as a percent of revenue for the quarter was 28%. Now, the margin dollars are lower due to a decline in software deliveries on the broadcast side, lower professional services due to the cancellation of a contract, and slightly lower margins on our third party fronts.

                    Our operating expenses were 5.7 million for the quarter, down 2.1 million from 7.8 million the previous year; this is a 27% reduction. Now, this decrease is primarily due to the elimination of the prior year's owner's costs and acquisition costs related to the MSI acquisition that were recorded in 2004.

                    Our net loss for the period was $3.1 million. This is an improvement of 16% from the prior year that was 3.7 million. Now, in this $3.1 million net loss I would like to remind you that there are 2.1 million of non-cash related charges. This includes depreciation and amortization, a non-cash stock compensation expense, non-cash interest and non-cash taxes. Our EBITDA loss for the period as adjusted was $780,000.

                    Now let's discuss the nine-month results. Our revenues were
46.5 million; this is an increase of 12% over the prior year. Now this increase is due to the continued growth on the broadcast side year-over-year as well as our enterprise sales growth. Our gross margin was $13 million; this was down slightly from 13.6 million the previous year. The year-


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to-date margin as a percent of revenues was 28%. Now this slight decrease in margin dollars and percentage is due to the increase of revenues related to the third party products.

                    Our operating expenses were 18.4 million compared to 20.5 million the previous year. Now this decrease is due to the elimination of those acquisition costs that I mentioned before. Our net loss for the period was 7.8 million compared to 9.9 million the previous year; a 27% improvement and again the non-cash related charges in 2005 represent $6.8 million of non-cash expenses. Our EBITDA loss as adjusted for the period was $70,000 or basically neutral.

                    I'd like to mention that our cash balance at the end of the period was 2.5 million as compared to the June balance of 2.1 million. That was slightly higher than last quarter primarily due to the timing of collections and payables. I'd like to mention a couple other items that happened during the quarter. We continue to hold individual investor meetings during the quarter as well as we participated in several investor conferences.

                    Now I'd like to turn the call back to Tom.

TOM SWEENEY:        Okay. Thanks Paul. Paul's given everybody a good feel for
the difference between the current quarters performance in relation to last years. Now I'd like to change the discussion to a discussion of what did we do in the third quarter of 2005 in relation to our expectations for the third quarter of 2005?

                    As you saw via the press release, we've added a key executive to the team. Shawn O'Grady joins us as Chief Operating Officer and President of the Enterprise Group and will be responsible for its operations. Shawn has spent the past 15 years building successful multi $100 million IT services and solutions businesses, and we look forward to his contribution as we go forward.

                    The company enjoyed its strongest quarter to date with sales of complete solutions contracts on the northwest, southwest and midwest regions. In the northwest we signed multi year contracts with Blue Gecko and Digital Force; both customers are installed and generating revenues. In the southwest we signed a new multi year contract with the San Diego Convention and Visitors Bureau for a completely outsourced IT solution and help desk services; they are also installed already. And in the midwest, we signed contracts with Recycled Paper Group and Shopper Track that are scheduled for installation this quarter. We also renewed services contracts with Network Appliance and with Data Return during the quarter and with the Data Return contract; we've significantly increased our monthly billings over the past two years and expect to see that trend continue.

                    The product solutions were basically on track for the third quarter with no significant variance to our estimates. We experienced increased sales in deliveries of professional services during the third quarter and expect that trend to continue as well. As you know, we experienced a loss of a large help desk client during the third quarter and hope to have that gap filled in during the fourth quarter to early first quarter in 2006. We have seen increased


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demand from our engineering personnel and security, storage operations, help desk services and staff augmentation. Our sales funnels continue to grow with increased opportunities in our target areas of managed services, professional services, First Call and Enhanced First Call services.

                    Finally, we are expanding the enterprise sales capacity by opening a new office in Boise, Idaho where we will be teaming with Sun Microsystems and other suppliers of technology; Northern California where we'll be adding additional sales and sales engineering resources over the coming months, and in Europe where we are negotiating a multi-country expansion of our managed services for a major telecom provider.

                    Mike, I'd like you to review the broadcast performance.

MIKE KNAISCH:       Thanks, Tom.

                    It was mentioned during our last conference call, Front Porch anticipated lower results in the third quarter because of the traditional seasonality of the global broadcast industry. Historically, the third quarter is slower because of summer holiday season, especially in Europe and with this in mind we adjusted our third quarter forecast accordingly. However, actual results were lower than expected primarily because three forecasted deals did not close and deliver as anticipated. These three deals were forecasted for more than $1 million in value and included a DIVA Complete deal with a major US network; a DIVA Complete deal with a large Venezuelan broadcaster, and a DIVA Works deal with a broadcaster in New Orleans.

                    Now, our forecasts were based on strong verbal commitments from our customers but unfortunately, purchase orders for these deals were ultimately delayed by customers for various reasons. These deals were not lost and today our position remains strong but the final close dates remain uncertain and difficult to forecast.

                    Though disappointed with our third quarter, we feel very good about our fourth quarter. We had a very strong month of October; we have $4.8 million in opportunities remaining in November and December. We see continued levels of strong activity in Europe and Asia and we're seeing a significant increase in America's market opportunities. The new members of the Americas sales team hired in the third quarter are ramping up and we are expanding our partner distribution network throughout the Americas.

                    Tomorrow we will issue a press release regarding global joint marketing activities with Thomson Grass Valley, a leading system integrator in the global broadcast industry. We're signing up local broadcast systems integrators throughout the US, Latin and South America and many opportunities are being uncovered to these partners.

                    Looking forward, our six-month sales funnel is in an all time high. It currently represents $17 million in opportunity. This is a 237% increase from the Front Porch six-month funnel of November 2004, and that is clear evidence that our global opportunity continues to grow. Now, our ability to seize these opportunities will be supported by new and aggressive marketing programs. Our prime objective is to increase our visibility in global


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broadcast trade publications and strengthen our position as the industry leader.
We've launched a partner funded advertising campaign to promote our DIVA
Complete and DIVA Works solutions. Through the end of this year, ads will appear in Broadcast Engineering, TV Technologies and in Television Broadcast, in the three primary trade publications in the North American broadcast industry.

                    As a result of media relations efforts, we are realizing a major increase in the coverage of Front Porch Digital in global broadcast trades. These publications have committed to, at present, 15 feature articles written about Front Porch, our products, and that includes cover stories in some cases. We expect this coverage to provide a real competitive advantage as we compete for deals globally.

                    In closing, a few points worth noting. Though third quarter results were lower than expected we are still well ahead of our pace from a year ago. Front Porch is strengthening its position as the global leader in broadcast archive management and that message is now being delivered through broader media coverage, an expanded sales force, and a growing distribution network worldwide. We look forward to closing out a strong fourth quarter and the opportunities that will be realized in the coming year.

TOM SWEENEY:        Okay, thanks Mike. A couple of items now in terms of our
expectations for the fourth quarter. We expect revenues for the fourth quarter to be between 16 million and 18.5 million. Obviously that's dependent on a rebound in the broadcast deliveries as well as increased product solution sales. We know we will see increased revenues for our professional services as we have those contracts already in place, and we expect cash flow to be positive from operations from the quarter and for the full year.

                    Now in closing, I'd like to mention again how important it is for the company to complete its transition from a one-time sale business to a complete solutions provider with an ever increasing volume of recurring services contracts. Product lines will always go up and down just like customer spending cycles, so it's essential that the company continue to build its recurring revenues as we have done in the third quarter.

                    That's all of our comments. Thank you for joining the call today; we'll now open it for questions.

OPERATOR:           At this time I would like to remind everyone if you would
like to ask a question, press star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster. Once again, if you do have a question, please press star and then the number 1 on your telephone keypad.

                    Our first question is coming from Richard Molinsky from MAX Ventures.

RICHARD MOLINSKY:   Oh, can you hear me?


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

TOM SWEENEY:        Yes, we can.

RICHARD MOLINSKY:   Can you hear me all right?

TOM SWEENEY:        Yes, we can.

RICHARD MOLINSKY:   Okay, great. Looking at the balance sheet, I'm looking at a negative two million in shareholders equity. Is that scaring any customers away from you guys or is that, you know, what are you doing to try and improve the balance sheet, because it looks like you have nice revenue work going through the fourth quarter and you look at the balance sheet and you wonder, you know, what's going to happen here? And has there been any insider buying on the second question over the last few months by any board members in the company, especially at these low prices it looks like?

TOM SWEENEY:        So Richard, let me try and answer the questions in order. We have not seen a case where a customer has not chosen to work with us because of our balance sheet. We certainly have had discussions with customers about that at various times but we have not seen anybody decline to use our services or our products because of that. Obviously, the issue around, you know, improving the balance sheet right now for the company is truly focused on making sure that it's generating positive cash flow from operations on an ongoing basis.

RICHARD MOLINSKY:   Okay.

TOM SWEENEY:        And we're disappointed the third quarter didn't turn out to be positive cash
flow.

RICHARD MOLINSKY:   Right.

TOM SWEENEY:        But we will be positive cash flow for the year and for three out of the four quarters, so we think that the trend is moving in the right direction.

RICHARD MOLINSKY:   Is there any defaults with any bank lines or notes at all?

TOM SWEENEY:        No, the only thing that we have identified is that we have elected to not make payment to the prior owner of Star, which is a business we acquired in the first quarter.

RICHARD MOLINSKY:   Right.

TOM SWEENEY:        Due to a dispute that we have and that is actually going
through the arbitration process.

RICHARD MOLINSKY:   How much money is that?

TOM SWEENEY:        How much money is?


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

RICHARD MOLINSKY:   Is, you know, you're not paying them, that you owe them
supposedly, not owe them but how much money are you not paying them?

THOMAS SWEENEY:     Go ahead, Paul.

PAUL MCKNIGHT:      We have $2.3 million of a note due to him.

RICHARD MOLINSKY:   Okay.

PAUL MCKNIGHT:      And it's classified right now as a current liability.

RICHARD MOLINSKY:   Oh, because that's why even thought their balance you see
the current liabilities over the current assets, don't look great but, you know what.

PAUL MCKNIGHT:      Right.

THOMAS SWEENEY:     But that was, the decision was made from a financial
perspective to count all of that as current and then once the dispute is resolved, anything that's actually current would stay there and anything that's longer-term will go back into long-term debt.

RICHARD MOLINSKY:   When would that be solved do you think, how long down the
line?

THOMAS SWEENEY:     We are hopeful that we can get a mediation to take place in the month of December.

RICHARD MOLINSKY:   Okay.

THOMAS SWEENEY:     Otherwise arbitration won't take place until sometime next year.

RICHARD MOLINSKY:   Okay. And a question on any insider buy-in the stock at all over the last few months or any plans of that at all?

THOMAS SWEENEY:     If we did have insider buy-in of course, we would have
reported that.

RICHARD MOLINSKY:   Okay, I haven't looked at that so I don't know.  Okay.

THOMAS SWEENEY:     But there has not been any to date.

RICHARD MOLINSKY:   Okay, hmm - hmm.

THOMAS SWEENEY:     Okay.

RICHARD MOLINSKY:   All right. I greatly do appreciate it and I look forward to a good fourth quarter.


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

THOMAS SWEENEY:     Great, thank you.

RICHARD MOLINSKY:   Thank you very much.

OPERATOR:           Thank you. Our next question is coming from Michael Lowell from B. Riley.

MICHAEL LOWELL:     Hi guys, can you hear me?

THOMAS SWEENEY:     Yes, we can Michael, good morning.

MICHAEL LOWELL:     Good morning. Wanted to ask, you shifted from this one-time sale to the complete solutions and I wanted to understand what that did to deferred revenues and, you know, from the perspective of the balance sheet and the income statement?

THOMAS SWEENEY:     Yeah, so let me describe just a couple of pieces to it
because it can get complicated but at the highest level, in the past the company when they sold maintenance contracts for the support of third party products that were being purchased by customers, those contracts were sold and recognized at revenue at the same time the purchase orders were cut. As we move forward now and we now perform the service of taking the First Call for the customers or in the case of Enhanced First Call where we actively monitor the infrastructure, those revenues can't be recorded as one-time revenues of time-of-sale, they actually have to be deferred over the life of the maintenance contract and it cannot fall into deferred revenue until the customer has actually paid it and it's being provided as current service in the next 12 months. So, it actually will begin to increase deferred revenue significantly as we go through the fourth quarter and it also increases backlog which is something that we just typically have not reported and may become more important as we go forward.

MICHAEL LOWELL:     So you're really building up an annuity as you go forward in the future?

THOMAS SWEENEY:     Yeah, not only is it an annuity but it's an annuity that
grows very quickly. We would expect in 2006 that we would probably sell between $4 or $6 million worth of Enhanced First Call and First Call services and that means that that monthly recurring revenue and contribution's going to be very significant.

MICHAEL LOWELL:     Well, I look forward to the fourth quarter and thank you,
gentlemen.

THOMAS SWEENEY:     You're welcome.

OPERATOR:           Thank you. Our next question is coming from Mike Shonstrom from Emerging Growth Equity.



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MIKE SHONSTROM:     Good morning.

THOMAS SWEENEY:     Hi, good morning, Mike.

MIKE SHONSTROM:     Just a couple of questions for modeling purposes. I'm
looking at your gross margins, aggregate gross margins. It sort of trended down from the first quarter as stated; well not pro forma from, you know, 49% to 29% and then 27.5 and I'm just thinking, questioning what should we look for going forward? It seems to me it should go up above 30% if you're going to be cash flow positive in the fourth quarter?

THOMAS SWEENEY:     Yeah, that's about - Mike that's correct, and of course so the decline is attributed to the higher volume of third party product sales, that's what drives that number down in the second and third quarter in relation to the first, okay? But the most significant decline for the total gross margin for the third quarter is a much lower volume of internal product sales. And to give everybody a feel, one of the things that we had talked about was with the implementations of our Great Plains Accounting Program, which is taking place this quarter, we would like to be in a position where we can report on a quarterly basis the differences between services, internal product sales, software or third-party products and we think we're on track to be able to do that for the fourth quarter. But as, as an idea what those numbers look like, right now our internal product sales generate slightly more than 90% gross margin. Our third-party product sales are generating about 14% and services are running about 38%. So, with those three numbers in mind, when you see a lower volume of software in the quarter it drives that gross margin number down very quickly as well as the cash flow.

MIKE SHONSTROM:     So, may I take those margins, sort of take that product
revenue line and sort of back into a segmentation of that...

THOMAS SWEENEY:     Well, it's possible but your question was really focused on should we see gross margins trending towards 30% and higher and the answer is yes.

MIKE SHONSTROM:     Well, my follow-on question was "do you give any sort of
segmentation of the product revenue line?" I mean...

THOMAS SWEENEY:     We haven't, only because we hadn't been prepared to do that reporting on an ongoing basis.

MIKE SHONSTROM:     Right.

THOMAS SWEENEY:     And so that's what we should be getting completed this
quarter.

MIKE SHONSTROM:     Gotcha.

THOMAS SWEENEY:     With the consolidation on the Great Plains, so, I think that will help not only us but it'll certainly help any of the analysts or shareholders.



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

MIKE SHONSTROM:     Right, and on the SG&A line, you came down to 4.9 million, does it stay around there? You mentioned that you're adding people for the, for some of your professional services efforts. Does that go up in the cost of goods lines or does that come down in SG&A?

THOMAS SWEENEY:     Well the, so sales professionals as well as sales engineers they typically appear in the SG&A line and then their cost is moved up if they are actually billing out to clients. So as an example, if you had a sales engineer that was being utilized for staff augmentation or storage assessments, their costs would flow up into COGS to make sure it's measured appropriately.

MIKE SHONSTROM:     Right.

THOMAS SWEENEY:     So, from an SG&A standpoint, we should see the number
increase slightly as we go through the fourth quarter and into the first quarter because of the additional people we're adding. But the bigger driver on the SG&A line when you talk about variability is the commissions that are associated with buyers.

MIKE SHONSTROM:     Right.

THOMAS SWEENEY:     And that just matches revenue growth so you see a lower
percentage SG&A as your revenue goes up.

MIKE SHONSTROM:     Great. Any comments about 2006 in terms of sort of your
vision for, you know, company's opportunities for growth?

THOMAS SWEENEY:     Well we haven't provided any guidance for 2006, but what we have communicated to both investors and shareholders through a series of meetings over the last, you know, few months is that we feel very strongly about our 2006 opportunity. Our sales funnels are the highest they have ever been, both from a broadcast and an enterprise perspective, so we're seeing very nice natural growth organically in the business. And we also think there are opportunities to continue to grow the business at a faster pace if another acquisition were to look attractive and if it could be dealt with under the right terms. So, we think the business is in very nice shape. So, we're excited about the fourth quarter and getting ready for 2006.

MIKE SHONSTROM:     And but any comment as to the market opportunity? In the
markets you serve what you see as the, shall we say, your potential share of that and what the aggregate market would be?

THOMAS SWEENEY:     Well, we're competing in a couple of very large markets, so for the IP services and product markets that's a multi-hundred billion dollar a year business, so...

MIKE SHONSTROM:     Right.



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THOMAS SWEENEY:     We think there is plenty of opportunity for us. What matters is our ability to go ahead and build awareness and to engage with customers directly to make them aware of our solution set and to get engaged in the purchasing process; we've done very well at that. On the broadcast side, Mike, why don't you just give a couple of comments on that?

MIKE KNAISCH:       Well, as I mentioned during my portion of the call, our $17 million, six month sales funnel is by a wide margin the largest that we've ever had. Just to give you a little bit of insight into that, about $9 million of that funnel is from the Americas market which is the very important metric for growth here at home. There's an additional $2.4 million of opportunity that's emerging in the green field of Latin and South America. We see those as new markets that are growing for us. And also in the US, the major networks are formulating their plans and their budgets; we're well positioned with at least one of those as I mentioned earlier, and so we feel very good about our prospects in the broadcast space.

MIKE SHONSTROM:     And do you talk at all about competition who your
competitors are that you look at?

THOMAS SWEENEY:     We do, we have a variety of competitors on the enterprise
side of the business, those are typically VARS, or solutions providers that sell IT products and to some degree, may sell implementation services. And on the broadcast side of the business we have really two primary competitors; a business up in Canada and another smaller player out in the United Kingdom.

MIKE SHONSTROM:     Great, thanks.

THOMAS SWEENEY:     Great, thank you.

OPERATOR:           Once again if you do have a question please, press star, one on your touchtone phone at this time.

                    Sir, there appears to be no further questions on the phone; I'm going to turn it back over to management.

RENE CARON:         Thank you very much, Stacy. We have received a number of
questions via e-mail from those that have been attending the conference call on the webcast. Many of those questions, in fact, have been answered during the commentary by management and the Q&A that just concluded. So, while I may just touch on those questions, I think what I'll do is just focus on the ones that were not asked and answered during the question and answer session or the commentary.

                    The first of the questions that was asked that has been answered was a discussion about the current Enhanced First Call maintenance and support situation versus what you used to do; I think that was answered quite adequately. One comment was, "What kind of revenue and margin are you looking for from Enhanced First Call and First Call services going forward?"



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THOMAS SWEENEY:     Okay. Well a very specific answer. We would expect to see
Enhanced First Call and First Call gross margins running at 25% and higher as we're going forward. And a lot of that has to do with just the market-based pricing as well as how we've been able to achieve deeper discounts from the manufacturers for supplying the services. I don't have a specific revenue forecast for that other than what we had talked about which is, we would expect to sell between $4 to $6 million of those services in 2006 just based on the current manufacturers we support.

RENE CARON:         Thank you. Another question that has to do with the
broadcast business; "What is the outlook in North America and also in Europe as separately, for the next 12 to 24 months in terms of your penetration of the market and potential revenue growth?"

MIKE KNAISCH:       Well again, our sales funnel is at an all time high; $17
million and that certainly suggests a much larger opportunity for us. There's no doubt that we compete with two primary companies that we see in most of the deals. But our close rates in deals is very high, traditionally in the 80% range particularly in Europe and Asia where we're the market share leader by a wide margin. And as we strengthen our presence in North America we would hope to approach those same levels. We have more work to do in North America because we haven't been selling here as long. But the deal that we have closed that we will be announcing tomorrow with Thomson Grass Valley, we expect to be very powerful for us as they are really interested in integrating globally in the broadcast business.

RENE CARON:         Fine, thank you. The next question has to do with the way
revenue is reported. The question is, "Do you anticipate in the future breaking out the revenue between the broadcast business and the enterprise business since today you report basically products and services? Do you have any plans to change that going forward?"

THOMAS SWEENEY:     At the current time we do not; we're planning to spend the time to get the distribution organized around internal products, services and third party products because we have a combined operations group who are monitoring management and delivery for the business today.

RENE CARON:         Okay, thank you. And the last question that we've received via e-mail that has not already been answered is, "That while revenues may continue to be lumpy due to order timing and your shifts in the business model, which is a very positive move, what are the indicators that this overall revenue trend will continue to grow in the coming year aside from additional acquisitions?"

THOMAS SWEENEY:     Well, I think we've answered this question in large part
when we talked about the volume of opportunities in the funnels both for the enterprise and the broadcast business; we feel very good about that, and we do see increased volumes in the fourth quarter as well. So, I think all the indicators that we look at in terms of number of sales resources we have deployed, which is larger than it was at the beginning of the year; number of opportunities that have been developed and that are being working in our funnels is significantly higher than where


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we started the year. And most importantly, our teaming with both manufacturers and systems integrators in doing a much higher volume of direct marketing for both sectors really bodes well for us as we roll into the next year.

RENE CARON:         Thank you. That concludes the e-mail questions. I'd now like to turn the call back over to you Tom, for any closing comment.

THOMAS SWEENEY:     Well, I think we've covered most of the material already. I want to thank everybody for joining us on the call. Again, we're excited about where we're going with the business overall, we're looking forward to a strong fourth quarter and getting ourselves prepared for an even better 2006. So, I'd like to thank you all for joining us.

RENE CARON:         Thank you everyone and we look forward to speaking with you when we report the next quarter results. Thank you.

OPERATOR:           This concludes today's Incentra Solutions Incorporated
conference call. You may now disconnect the lines at this time and have a wonderful day.



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